Exhibit 10.1

CARISMA THERAPEUTICS INC.

SEPARATION AND RELEASE AGREEMENT

October 15, 2025

Steven Kelly

Dear Steve,

In connection with the termination of your employment with Carisma Therapeutics Inc. (the “Company”) on November 15, 2025 (the “Separation Date”), you are eligible to receive Severance Benefits as described in Section 8 of the employment agreement executed between you and the Company dated March 7, 2025 (the “Employment Agreement”) if you sign and return this letter agreement to me by the Separation Date and it becomes binding between you and the Company. By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the Severance Benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

•	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive payment for your final wages and any unused paid time off accrued through the Separation Date.

•	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 9 below. Further, you remain subject to any and all continuing confidentiality, non-competition and/or non-solicitation obligations that you may have pursuant to any previous agreement with the Company, including, as may be applicable and without limitation, the Employment Agreement and the Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreements”) referenced therein.

•	You must promptly return to the Company all Company property.

If you elect to timely sign and return this letter agreement, comply with all of your obligations hereunder, and do not revoke your acceptance in writing within the Revocation Period, the following numbered paragraphs set forth the terms and conditions that will also apply:

1.	Severance Benefits. The Company will provide you with the Severance Benefits as contemplated in Section 8(b) of the Employment Agreement and set forth below (the “Severance Benefits”):

a.	Severance Pay. The Company shall pay you $624,000, less applicable taxes and withholdings (an amount equal to twelve (12) months of your base salary in effect as of the Separation Date) (the “Severance Pay”). The Severance Pay will be paid in one lump sum in the Company’s first regular payroll beginning after the expiration of the Revocation Period.

b.	2025 Pro Rata Bonus. The Company shall pay you $299,948 (an amount equal to 100% of your 2025 Target Bonus, prorated based on the number of days in 2025 you were employed with the Company), less applicable taxes and withholding (the “2025 Pro Rata Bonus”). The 2025 Pro Rata Bonus will be paid in one lump sum in the Company’s first regular payroll beginning after the expiration of the Revocation Period.

c.	Health Insurance Payment. The Company shall pay you a taxable monthly payment which you may use to cover health insurance costs or for any other purpose in the amount of $3,757 per month until the earlier of (i) the date that is twelve (12) months following the Separation Date, and (ii) the date that you become eligible for health insurance benefits through subsequent employment (you agree that should you become eligible for health insurance benefits through subsequent employment prior to the date that is twelve (12) months following the Separation Date, you will so inform the Company in writing within five (5) business days of becoming eligible for such coverage).

2.	Release. In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Pennsylvania Human Relations Act, 43 Pa. Stat. § 951 et seq., the Pennsylvania Equal Pay Law, 43 Pa. Stat. § 336.1 et seq., the Pennsylvania Wage Payment and Collection Law, 43 Pa. Stat. § 251 et seq., and the Pennsylvania Whistleblower Law, 43 Pa. Stat. § 1421 et seq., all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to the Employment Agreement); all claims to any ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement: (i) prevents you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding), (ii) deprives you of any accrued benefits to which you have acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement, any health care continuation to the extent required by applicable law or any agreement, or any right to severance benefits or any other benefits due to you upon termination of employment that you may have under the Employment Agreement; or (iii) deprives you of any rights you may have to be indemnified by the Company as provided in any agreement between the Company and you, or pursuant to the Company’s Certificate of Incorporation or by-laws (recognizing that such indemnification is not guaranteed by this letter agreement and shall be governed by the instrument, if any, providing for such indemnification).

3.	Continuing Obligations. You acknowledge and reaffirm your confidentiality and nondisclosure obligations discussed above, as well as any and all confidentiality, non-competition, non-solicitation obligations and/or assignment of inventions set forth in any previous agreement you may have with the Company (including without limitation the Employment Agreement and the Restrictive Covenants Agreements referenced therein), which survive your separation from employment with the Company.

4.	Non-Disparagement. You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.

5.	Cooperation. You agree that, to the extent permitted by law, you shall cooperate fully with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Your full cooperation hereunder shall include, but not be limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into your possession. The term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide truthful information within your knowledge and possession upon request of the Company. The Company will reimburse you for all reasonable and documented out-of-pocket expenses that you incur at the Company’s request to comply with this paragraph. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

6.	Return of Company Property. You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.	Business Expenses and Final Compensation. You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused paid time off, and that no other compensation is owed to you except as provided herein.

8.	Confidentiality. You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

9.	Scope of Disclosure Restrictions. Nothing in this letter agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.	Amendment and Waiver. This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.	Validity. Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12.	Nature of Agreement. You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13.	Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement during the Revocation Period by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of the Revocation Period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14.	Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15.	Applicable Law. This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Pennsylvania, or if appropriate, a federal court located in the Commonwealth of Pennsylvania (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof. You hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this letter agreement.

16.	Entire Agreement. This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith (including, without limitation, the Retention and Transaction Bonus Agreement you executed on August 29, 2025, which agreement shall be void and have no force and effect following the expiration of the Revocation Period).

17.	Tax Acknowledgement. In connection with the Severance Benefits, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of the Severance Benefits.

If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	/s/ Sanford Zweifach
Sanford Zweifach
Chair of the Board of Directors

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance during the Revocation Period.

/s/ Steven Kelly	10/15/2025
Steven Kelly	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

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